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                                                        GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                        RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                (dollars in thousands)


                                                                                                             Pro Forma  Pro Forma
                             Year ended Year ended Year ended 9 Mos ended 3 Mos ended Year ended 6 Mos ended Year ended 6 Mos ended
                             31-Dec-94  31-Dec-95  31-Dec-96   30-Sep-97   31-Dec-97  31-Dec-98   30-Jun-99  31-Dec-98  30-Jun-99
                             ---------- ---------- ---------- ----------- ----------- ---------- ----------- ---------- -----------

Interest expense                3,561      3,635      7,558      4,037        1,431      10,380     6,133       1,259        984
Estimated interest
  within rental expense           919        627        696        277          332         852       426         852        426
Dividends on preferred stock    5,258      5,258      6,383         --          477         440        --       6,672      3,116
                               ------     ------     ------     ------       ------      ------    ------      ------     ------
   Total fixed charges and
     preferred dividends        9,738      9,520     14,617      4,314        2,240      11,672     6,559       8,783      4,526
                               ------     ------     ------     ------       ------      ------    ------      ------     ------


Pre-tax income (loss) before
  minority interests          (11,245)     3,553    (74,406)     1,759       (7,657)     (3,774)  (14,848)      5,347     (9,699)
Add: Fixed charges and
  preferred dividends           9,738      9,520     14,617      4,314        2,240      11,672     6,559       8,783      4,526
                               ------     ------     ------     ------       ------      ------    ------      ------     ------
    Sub-total                  (1,507)    13,073    (59,789)     6,073       (5,417)      7,898    (8,289)     14,130     (5,173)
Less: Dividends on
  preferred stock               5,258      5,258      6,363         --          477         440        --       6,672      3,116
                               ------     ------     ------     ------       ------      ------    ------      ------     ------
    Earnings                   (6,765)     7,815    (66,152)     6,073       (5,894)      7,458    (8,289)      7,458     (8,289)
                               ------     ------     ------     ------       ------      ------    ------      ------     ------

Earnings inadequate to
  cover combined fixed
  charges/dividends ratio     (16,503)    (1,705)   (80,769)        --       (8,134)     (4,214)  (14,848)     (1,325)   (12,815)



                                                                        COMPUTATION OF RATIO
Earnings/Combined fixed
  charges and preferred
  dividends                   (0.69)x      0.82x    (4.53)x      1.41x      (2.63)x       0.64x   (1.26)x       0.85x    (1.83)x
                             ========    =======   ========    =======     ========     =======  ========     =======   ========


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